UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     October 31, 2006

Handheld Entertainment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32985

98-0430675

(Commission File Number)

(IRS Employer Identification No.)

539 Bryant Street, Suite 403

San Francisco, California 94107

94107

(Address of Principal Executive Offices)

(Zip Code)

(415) 495-6470

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As indicated in Item 5.02 below, on October 31, 2006, Harvey J. Kesner, Esq. tendered his resignation from the Board of Directors (the “Board”) of Handheld Entertainment, Inc. (the “Company”). The Company’s Board is currently made up of six directors, three of whom are independent. In connection therewith, The NASDAQ Stock Market, Inc. has notified the Company that the current Board composition is not in compliance with NASDAQ Rule 4350(c)(1) due to the Board no longer consisting of a majority of independent directors as defined by NASDAQ Rule 4200(a)(15). As contemplated by applicable NASDAQ rules, the Company has until the earlier of its next annual meeting or October 31, 2007, to regain compliance with NASDAQ Rule 4350(c)(1) and the Company expects to have a Board composed of a majority of independent directors within such time period.

On November 3, 2006, the Boston Stock Exchange notified the Company that it is no longer in compliance with Chapter XVII Section 10.B.2(b) of the Rules of the Boston Stock Exchange, which requires the board of listed issuers to consist of a majority of independent directors. The Company has until the earlier of its next annual meeting or October 31, 2007 to regain compliance with such rule. The Company expects to have a Board composed of a majority of independent directors within such time period.

Item 5.02

 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal
Officers.

Effective October 31, 2006, Mr. Kesner resigned from the Board. Mr. Kesner’s resignation was not as a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDHELD ENTERTAINMENT, INC.

Date:  November 3, 2006

By:

/s/ Jeff Oscodar

Jeff Oscodar

President and Chief Executive Officer